Exhibit 12.1


              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN THOUSANDS OF DOLLARS)

                                                            Fiscal Year Ended
                                       ------------------------------------------------------------
                                        May 31,      June 3,      June 2,     June 1,     May 31,
                                          1999         2000        2001        2002        2003
                                       -----------  -----------  ----------  ----------  ----------
Pre-tax income                            10,980       59,872     149,930      (34,317)    (79,221)
                                       ===========  ===========  ==========  ==========  ==========
Fixed charges:
     Interest expense                        158          223           4       3,725       7,457
     Interest portion of rentals(1)          572          451         577         360         446
                                       -----------  -----------  ----------  ----------  ----------
   Total fixed charges                       730          674         581       4,085       7,903
                                       ===========  ===========  ==========  ==========  ==========
Earnings plus fixed charges               11,710       60,546     150,511     (30,232)    (71,318)
                                       ===========  ===========  ==========  ==========  ==========
Ratio of earnings to fixed charges            16           90         259          (7)         (9)
                                       ===========  ===========  ==========  ==========  ==========



(1) Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.